UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2024
RumbleOn, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane, Suite 110A
Irving, Texas		75038
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (214) 771-9952

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2024, the Board of Directors of RumbleOn, Inc. (the “Company”) appointed Tiffany Kice as Chief Financial Officer of the Company, effective as of June 24, 2024 (the “CFO Start Date”).

Ms. Kice, age 56, previously served as Chief Financial Officer for Pegasus Logistics Group from 2020 to 2024. Prior to that, she served as Chief Financial Officer for The Beneficient Company Group, L.P. from 2018 to 2019, Chief Financial Officer and Treasurer for Westwood Holdings Group, Inc. from 2014 to 2018, and Chief Financial Officer and Treasurer for CEC Entertainment, Inc. from 2010 to 2014. Ms. Kice held multiple positions with KPMG LLP from 1995 to 2010, including Audit Partner, and is a Certified Public Accountant in the State of Texas.

There are no family relationships between Ms. Kice and any Company director or executive officer, and no arrangements or understandings between Ms. Kice and any other person pursuant to which she was selected as Chief Financial Officer. Further, there are no transactions reportable under Item 404(a) of Regulation S-K in which Ms. Kice has a direct or indirect material interest.

In connection with Ms. Kice’s appointment as Chief Financial Officer, on June 3, 2024, the Company entered into an employment agreement with Ms. Kice (the “Agreement”), effective as of the CFO Start Date. Pursuant to the Agreement, Ms. Kice is entitled to (i) an annual base salary of $385,000, (ii) an annual performance-based target bonus of 75% of her annual base salary, (iii) a partial performance-based target bonus of 75% of her annual base salary, pro-rated for the 2024 fiscal year from the CFO Start Date, (iv) a signing bonus of $25,000, payable within thirty days after the CFO Start Date, (v) a one-time grant of time-based restricted stock units equal to $50,000 on the date of grant and (vi) a one-time grant of time-based and performance-based restricted stock units equal to 75% of her annual base salary, pro-rated for the 2024 fiscal year from the CFO Start Date. The equity awards will be granted pursuant to the Company’s 2017 Stock Incentive Plan, as amended. The time-based restricted stock units will vest in equal amounts over three years starting on the first anniversary of the grant date, subject to Ms. Kice’s continued service with the Company through each such vesting date. The performance-based restricted stock units will vest in equal amounts, subject to meeting certain stock performance thresholds, set forth in the table below, and Ms. Kice’s continued service with the Company through each such vesting date.

Amount of RSUs That Would Vest	Minimum Closing Stock Price for 30 Consecutive Trading Days
1/3	$12.00
1/3	$17.00
1/3	$22.00

Pursuant to the terms of the Agreement, in the event Ms. Kice’s employment is terminated by the Company without “Cause” or if Ms. Kice resigns for “Good Reason” and a “Change of Control” has not occurred (each as defined in the Agreement), Ms. Kice will be entitled to receive cash severance benefits that consist of six months of continued base salary and six months of Company paid COBRA continuation coverage. In the event Ms. Kice’s employment is terminated in connection with a Change of Control, she will be entitled to receive cash severance benefits that consist of twelve months of continued base salary and twelve months of Company paid COBRA continuation coverage.

The Agreement also include certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

Ms. Kice will also be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

In connection with Ms. Kice’s appointment as Chief Financial Officer, Blake Lawson has agreed to continue his employment as Chief Financial Officer of the Company until the CFO Start Date, at which time he will resign as Chief Financial Officer of the Company.

Item 7.01. Regulation FD.

On June 4, 2024, the Company issued a press release announcing the appointment of Ms. Kice. A copy of the press release is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement, effective as of June 24, 2024, between Tiffany Kice and RumbleOn, Inc.
99.1	Press Release of RumbleOn, Inc., dated June 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: June 4, 2024	By:	/s/ Brandy L. Treadway
Brandy L. Treadway
Chief Legal Officer